FORESCOUT TECHNOLOGIES, INC.
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of June 5, 2019 (“Effective Date”) by and between Forescout Technologies, Inc. (“Forescout”), having a principal place of business at 190 West Tasman Drive, San Jose, CA 95134 and Night Dragon II, LLC (“Night Dragon”), with principals David DeWalt and Kenneth W. Gonzales, each of whom may be providing services to Forescout in accordance with the terms of this Agreement and the applicable SOW (each, a “Consultant”), having a principal place of business at 101 2nd St. #1275 San Francisco, CA 94105. Consultant’s standard terms and conditions of sale, purchase order or other documents are for Consultant’s convenience only and any terms set forth therein that are inconsistent with, vary from, or add to the terms and conditions set forth in this Agreement shall not be binding on Forescout unless agreed to in writing by both Forescout and Consultant and are hereby rejected.

1. ENGAGEMENT OF SERVICES.
Forescout and Consultant may agree to services in the form of a Statement of Work (“SOW”) attached to this Agreement as Exhibit A. A SOW will become binding when both parties have signed it and, once signed, Consultant will be obligated to provide the services and to deliver the materials and deliverables as specified in each SOW. The terms of this Agreement will govern all SOWs and services undertaken by Consultant for Forescout. Consultant represents, warrants and covenants that Consultant will perform the services under this Agreement in a timely, professional and workmanlike manner and that all materials and deliverables provided to Forescout will comply with (i) the requirements set forth in the SOW, (ii) the documentation and specifications for those materials and deliverables, (iii) any samples or documents provided by Consultant to Forescout.

2. COMPENSATION AND TIMING.
Forescout will pay Consultant the fee set forth in each SOW for the services provided as specified in that SOW. All invoices will be paid within thirty (30) days from Forescout’s receipt thereof. If provided for in the SOW, Forescout will reimburse Consultant’s pre-approved, documented, out-of-pocket expenses as specified in the invoice and in accordance with this Section 2, except that reimbursement for expenses may be delayed until that time when Consultant furnishes adequate supporting documentation for the authorized expenses as Forescout may reasonably request. Upon termination of this Agreement for any reason, Consultant will be (a) paid fees on the basis stated in the SOW(s) and (b) reimbursed only for expenses that are properly incurred prior to termination of this Agreement and which are either expressly identified in a SOW or approved in advance in writing by an authorized Forescout manager.

3. INDEPENDENT CONTRACTOR RELATIONSHIP.
Consultant’s relationship with Forescout is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Forescout may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Forescout unless specifically requested or authorized in writing to do so by a Forescout manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Forescout for the payment of any social security, federal, state or any other employee payroll taxes. Forescout will regularly report amounts paid to Consultant by filing Form 1099 MISC with the Internal Revenue Service as required by law.

4. DISCLOSURE AND ASSIGNMENT OF WORK RESULTING FROM PROJECT ASSIGNMENTS.
4.1 “Innovations” and “Forescout Innovations” Definitions. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress. “Forescout Innovations” means Innovations that Consultant, solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice under a SOW. For the avoidance of doubt, Forescout Innovations shall be deemed a “work made for hire” as defined by Section 101 of the U.S. Copyright Act (17 U.S.C. § 101) and as used in Section 201 of the U.S. Copyright Act (17 U.S.C. § 201).
4.2 Disclosure and Assignment of Forescout Innovations. Consultant agrees to maintain adequate and current records of all Forescout Innovations, which records shall be and remain the property of Forescout. Consultant agrees to promptly disclose and describe to Forescout all Forescout Innovations. Consultant hereby does and will irrevocably assign to Forescout or Forescout’s designee all of Consultant’s right, title and interest in and to any and all Forescout Innovations and all associated records. To the extent any of the rights, title and interest in and to Forescout Innovations cannot be assigned by Consultant to Forescout, Consultant hereby grants to Forescout an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Forescout Innovations. To the extent any of the rights, title and interest in and to the Forescout Innovations can neither be assigned nor licensed by Consultant to Forescout, Consultant hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against Forescout, any of Forescout’s successors in interest, or any of Forescout’s customers.
4.3 Assistance. Consultant agrees to perform, during and after the term of this Agreement, all acts that Forescout deems necessary or desirable to permit and assist Forescout, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Forescout Innovations as provided to Forescout under this Agreement. If Forescout is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Forescout Innovations as provided under this Agreement, Consultant hereby irrevocably designates and appoints Forescout and Forescout’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Forescout Innovations, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.
4.4 Consultant Out-of-Scope Innovations. If Consultant incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of the Innovation, to Forescout’s business or actual or demonstrably anticipated research or development

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but which were conceived, reduced to practice, created, derived, developed or made by Consultant (solely or jointly) either unrelated to Consultant’s work for Forescout under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Forescout Innovations, then Consultant hereby grants to Forescout and Forescout’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to the Out-of-Scope Innovations. Notwithstanding the foregoing, Consultant agrees that Consultant shall not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any Forescout Innovations without Forescout’s prior written consent.
4.5 Assignment by Employees of Consultant. Consultant covenants, represents and warrants that each of Consultant’s employees and/or contractors who perform services under this Agreement has or will have a written agreement with Consultant that provides Consultant with all necessary rights to fulfill its obligations under this Agreement, including but not limited to the obligations of this Section 4.

5. CONFIDENTIALITY.
5.1 Definition of Confidentiality. “Confidential Information” means (a) any technical and non-technical information related to the Forescout’s business and current, future and proposed products and services of Forescout, including for example and without limitation, Forescout Innovations, Forescout Property (as defined in Section 6 (Ownership and Return of Confidential Information and Forescout Property)), and Forescout’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans, in each case whether or not marked as “Confidential” or “Proprietary” and (b) any information that Forescout has received from others that may be made known to Consultant and that Forescout is obligated to treat as confidential or proprietary, whether or not marked as “Confidential” or “Proprietary”.
5.2 Non-Disclosure and Non-Use Obligations. Except as permitted in this Section, Consultant will not (i) use any Confidential Information or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. Consultant may use the Confidential Information solely to perform SOW(s) for the benefit of Forescout. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. If Consultant is not an individual, Consultant shall disclose Confidential Information only to those of Consultant’s employees and/or contractors who have a need to know the information as necessary for Consultant to perform this Agreement. Consultant certifies that each of its employees and/or contractors will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant shall immediately give notice to Forescout of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Forescout in remedying any unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Forescout in violation of the proprietary rights of any third party.
5.3 Exclusions from Non-Disclosure and Non-Use Obligations. Consultant’s obligations under Section 5.2 (Non-Disclosure and Non-Use Obligations) do not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time the Confidential Information was communicated to Consultant by Forescout through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to Consultant by Forescout; or (c) was independently developed by employees of Consultant without use of, or reference to, any Confidential Information communicated to Consultant by Forescout. Disclosure of any Confidential Information by Consultant (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant provides prompt prior written notice thereof to Forescout to enable Forescout to seek a protective order or otherwise prevent the disclosure.
5.4 Defense of Trade Secrets Act. Pursuant to the Defense of Trade Secrets Act, 18 U.S.C. § 1833(b), Consultant understands that: an individual shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant further understands that, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Consultant represents and warrants that it or its subcontractors will provide any notice required under the Defense of Trade Secrets Act to each individual used or provided by Consultant to perform under this Agreement.

6. OWNERSHIP AND RETURN OF CONFIDENTIAL INFORMATION AND FORESCOUT PROPERTY.
All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that Forescout furnishes to Consultant by Forescout, whether delivered to Consultant by Forescout or made by Consultant in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Forescout Property”), are the sole and exclusive property of Forescout or Forescout’s suppliers or customers. Consultant agrees to keep all Forescout Property at Consultant’s premises unless otherwise permitted in writing by Forescout. Within five (5) days after any request by Forescout, Consultant shall destroy or deliver to Forescout, at Forescout’s option, (a) all Forescout Property and (b) all materials and items in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Forescout a written certification of Consultant’s compliance with Consultant’s obligations under this Section 6.

7. INDEMNIFICATION.
Consultant will indemnify and hold harmless Forescout from and against any and all third party claims, suits, actions, demands and proceedings against Forescout and all losses, costs and liabilities related thereto arising out of or related to (i) an allegation that any item, material and other deliverable delivered by Consultant under this Agreement infringes any intellectual property rights or publicity rights of a third party or (ii) any negligence by Consultant or any other act or omission of Consultant, including without limitation any breach of this Agreement by Consultant.

8. OBSERVANCE OF FORESCOUT RULES.
At all times while on Forescout’s premises, Consultant will observe Forescout’s rules and regulations with respect to conduct, health, safety and protection of persons and property. Notwithstanding the foregoing, in the event this Agreement conflicts with the terms of Forescout’s Acceptable Use Policy, the terms of this Agreement shall govern.

9. NO CONFLICT OF INTEREST.
Subject to such activities as may be permitted from time to time under the SOW, during the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of services to be rendered for Forescout, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other existing contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify and hold harmless Forescout from any and all losses and liabilities incurred or suffered by Forescout by reason of the alleged breach by Consultant of any services agreement between Consultant and any third party.

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10. TERM AND TERMINATION.
10.1 Term. This Agreement is effective as of the Effective Date set forth above and will remain in full force and effect unless terminated in accordance with the termination provisions below.
10.2 Termination by Forescout. Except during the term of a SOW, Forescout may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Forescout’s delivery to Consultant of written notice of termination. Forescout also may terminate this Agreement (a) immediately upon Consultant’s breach of Section 4 (Disclosure and Assignment of Work Resulting from SOWs), 5 (Confidentiality) or 11 (Noninterference with Business) or (b) immediately for a breach by Consultant if Consultant’s breach of any other provision under this Agreement or obligation under a SOW is not cured within fifteen (15) days after the date of Forescout’s written notice of breach. Forescout may terminate a SOW at any time upon three (3) days’ prior written notice to Consultant and, in that event, Forescout will pay Consultant for services properly performed prior to the date of termination.
10.3 Termination by Consultant. Except during the term of a SOW, Consultant may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Consultant’s delivery to Forescout of written notice of termination. Consultant also may terminate this Agreement immediately for a material breach by Forescout if Forescout’s material breach of any provision of this Agreement is not cured within fifteen (15) days after the date of Consultant’s written notice of breach.
10.4 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Forescout shall pay Consultant for services properly performed under this Agreement as set forth in each then pending SOW. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4 (Disclosure and Assignment of Work Resulting from SOWs), 5 (Confidentiality), 6 (Ownership and Return of Confidential Information and Forescout Property), 7 (Indemnification), 11 (Noninterference with Business) and 12 (General Provisions) will survive any termination or expiration of this Agreement.

11. Noninterference with Business. During this Agreement, and for a period of one (1) year immediately following the termination or expiration of this Agreement, Consultant agrees not to solicit or induce any employee or independent contractor involved in the performance of this Agreement to terminate or breach an employment, contractual or other relationship with Forescout.

12. GENERAL PROVISIONS.
12.1 Successors and Assigns. Consultant shall not assign its rights or delegate any performance under this Agreement without the prior written consent of Forescout. For the avoidance of doubt, Consultant may not subcontract performance of any services under this Agreement to any other contractor or consultant without Forescout’s prior written consent. All assignments of rights by Consultant are prohibited under this paragraph, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this paragraph, (i) a “change of control” is deemed an assignment of rights; and (ii) “merger” refers to any merger in which Consultant participates, regardless of whether it is the surviving or disappearing entity. Any purported assignment of rights or delegation of performance in violation of this paragraph is void. This Agreement will be for the benefit of Forescout’s successors and assigns, and will be binding on Consultant’s permitted assignees.
12.2 Injunctive Relief. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; Consultant’s breach of any of these obligations will cause irreparable and continuing damage to Forescout for which money damages are insufficient, and Forescout is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), without the need to post a bond.
12.3 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.
12.4 Governing Law; Forum. The laws of the United States of America and the State of California govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Santa Clara County, California, such personal jurisdiction will be non-exclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. If a proceeding is commenced to resolve any dispute that arises between the parties with respect to the matters covered by this Agreement, the prevailing party in that proceeding is entitled to receive its reasonable attorneys’ fees, expert witness fees and out of pocket costs, in addition to any other relief to which that prevailing party may be entitled.
12.5 Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.
12.6 Waiver; Modification. If Forescout waives any term, provision or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Forescout. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.
12.7 Entire Agreement. This Agreement constitutes the final and exclusive agreement between the parties relating to this subject matter and supersedes all agreements, whether prior or contemporaneous, written or oral, concerning such subject matter.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year set forth above. This Agreement may be executed in counterpart.

Consultant:	NIGHT DRAGON II, LLC	FORESCOUT TECHNOLOGIES, INC.
By:	/s/ David DeWalt	By:	/s/ Theresia Gouw
Name:	David DeWalt	Name:	Theresia Gouw
Title:	CEO	Title:	Chair of the Board
Date:	June 5, 2019	Date:	June 6, 2019

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EXHIBIT A
FORM OF STATEMENT OF WORK

This Statement of Work (“SOW”) is made as of June 5, 2019 (the “Effective Date”) and describes the services to be provided to Forescout under the Consulting Agreement (“Agreement”) dated June 5, 2019, by and between Forescout Technologies, Inc. (“Forescout” or the “Company”) and Night Dragon II, LLC (“Night Dragon”), with principals David DeWalt and Kenneth W. Gonzales , each of whom may be providing services to Forescout in accordance with the terms of this Agreement and the applicable SOW. Capitalized terms not defined in this SOW have the meanings set forth in the Agreement. Except as expressly modified herein, the terms and conditions of the Agreement shall remain in full force and effect.

1.	PROJECT NAME: NIGHT DRAGON SECURITY CONSULTING

2.	PROJECT MANAGERS FOR THIS SOW

NIGHT DRAGON II, LLC		FORESCOUT
Name:	David DeWalt	Name:	Theresia Gouw
Address:		Address:	190 W. Tasman San Jose, CA 95134
Title:	CEO	Title:	Chair of the Board
Mobile:		Mobile:
Email:		Email:

3.	DESCRIPTION OF SERVICES
Consulting and business development services over a period of two years, including customer engagement, speaking activities, competitive and market analysis, business development assistance and expertise.

4.	SCOPE OF WORK / DELIVERABLES
Mr. DeWalt to provide at least three (3) customer engagement and speaking activities each year during the consulting term pursuant to the parameters outlined by the Company in writing (each an “Engagement Assignment”), plus Mr. DeWalt to provide such additional sales and marketing support as may be requested by the Company and upon mutual agreement, including, but not limited to, phone conversations with customers or other industry participants, speaking engagements, and social media marketing. For purposes hereof, an Engagement Assignment shall include any of (a) a half day strategic session with management on M&A and the partnership landscape for the Company; (b) any field marketing event speaking engagement, and (c) a one-on-one meeting with a C-level executive of a Tier 1-target.
In addition, Night Dragon to make Mr. Gonzalez or other Night Dragon associates available to provide business development, competitive analysis and other in-depth market analysis services to the Company to supplement the in-house Business Development team at Forescout, pursuant to the parameters outlined by the Company in writing. Such analysis (“Business Development Analysis”) to be provided once per year (2019 & 2020) in the form of a written report and requires full complete downstream analysis of entities that Forescout should consider partnering with or acquiring.
During the consulting term, neither Mr. DeWalt nor Mr. Gonzalez will provide sales, marketing or market-facing services, including speaking engagements, directly or indirectly, through Night Dragon or otherwise, for the benefit of any Competitors, nor serve as an employee, officer or director of any Competitors. For purposes hereof, “Competitors” shall mean such entities that are competitive with the Company’s business as of the date hereof or at any time during the consulting term, as shall be reasonably understood by the Board (as defined below) in their discussions.   Notwithstanding the foregoing, the Company acknowledges and agrees that Night Dragon is engaged primarily in investing in other entities and nothing herein is intended to prohibit or restrict Night Dragon’s business activities in this regard. In addition, Mr. DeWalt may continue to provide advisory services (other than such sales, marketing or market-facing services and speaking engagements) to other companies and, to the extent Mr. DeWalt is requested to, or required to, speak on behalf of any entity in his capacity as an investor, Mr. DeWalt will inform the Company in advance to the extent reasonably possible. If Mr. DeWalt provides services or desires to provide services to a Competitor, the Company or Mr. DeWalt may terminate this Agreement immediately upon notice to the other party and any PSUs that have not vested as of such termination will be forfeited.

5.	ESTIMATED DURATION OF PROJECT
Duration of the Night Dragon consulting project will be two years, beginning June 5, 2019 and ending on June 4, 2021.

6.	CONSULTANT FEES
In consideration for such services, upon the approval of the Board of Directors (the “Board”) of Forescout Technologies, the Company shall grant a number of performance stock units (“PSUs”) calculated based on the Company's policy of a 30-day look-back period with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $2.5 million. The PSUs will be granted pursuant to the Company’s 2017 Equity Incentive Plan (“Plan”) and will vest on the achievement of certain deliverables as set forth below in each case as long as the Consulting Agreement and this SOW remain in effect and the other provisions of the SOW are met at the time of vesting. In the event of a Change in Control (as defined in the Plan) or termination of this Agreement without cause, immediately prior to such Change of Control or upon termination, as applicable, the PSUs shall be deemed achieved at target (i.e. as if all Year 1 Deliverables and Year 2 Deliverables have been satisfied). In the event this Agreement is terminated by the Company or Night Dragon due to Night Dragon or Mr. DeWalt’s providing services to a Competitor, any PSUs not yet vested in full will be forfeited.

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Deliverables: June 5, 2019 – June 4, 2020 (the “Year 1 Deliverables”)

David DeWalt	1. Engagement Assignment 2. Engagement Assignment 3. Engagement Assignment	12.5% PSU Grant 12.5% PSU Grant 12.5% PSU Grant
David DeWalt	Phone conversations with customers, as requested by Forescout
Kenneth Gonzalez	Business Development Analysis	12.5% PSU Grant

Upon completion of each deliverable from June 5, 2019 –June 4, 2020, Forescout will certify acceptance of each deliverable within sixty (60) days upon notice of receipt of such deliverable. Upon Forescout’s certification of acceptance of a deliverable, the corresponding portion of the PSU grant will vest. Notwithstanding the foregoing, if the Company has not requested all Year 1 Deliverables to be performed by Mr. DeWalt by June 4, 2020, such Year 1 Deliverable will be deemed to be a Year 2 Deliverable.

Deliverables: June 5, 2020 – June 4, 2021 (the “Year 2 Deliverables”)

David DeWalt	1. Engagement Assignment 2. Engagement Assignment 3. Engagement Assignment	12.5% PSU Grant 12.5% PSU Grant 12.5% PSU Grant
David DeWalt	Phone conversations with customers, as requested by Forescout
TBD Night Dragon associate	Business Development Analysis	12.5% PSU Grant

Upon completion of each deliverable from June 5, 2020 –June 4, 2021, Forescout will certify acceptance of each deliverable within sixty (60) days upon notice of receipt of such deliverable. Upon Forescout’s certification of acceptance of a deliverable, the corresponding portion of the PSU grant will vest. Notwithstanding the foregoing, if the Company has not requested all Year 2 Deliverables (including any Year 1 Deliverables that have become Year 2 Deliverables) to be performed by Mr. DeWalt by June 4, 2021, such Year 2 Deliverable will be deemed completed and accepted as of June 4, 2021.

7.	CHANGE REQUESTS: Any changes to this SOW must be agreed in writing upon by both parties pursuant to the Agreement.

IN WITNESS WHEREOF, the parties have executed this SOW as of the day and year set forth above. This SOW may be executed in counterparts.

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Consultant:	NIGHT DRAGON II, LLC	FORESCOUT TECHNOLOGIES, INC.
By:	/s/ David DeWalt	By:	/s/ Theresia Gouw
Name:	David DeWalt	Name:	Theresia Gouw
Title:	CEO	Title:	Chair of the Board
Date:	June 5, 2019	Date:	June 6, 2019

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